Exhibit 10.9

LEASE

THIS LEASE (this “Lease”), made as of the 1st day of September, 2003, by and between G.T.J. CO., INC., a corporation organized under the laws of the State of New York, having an office at 165-25 147th Avenue, Jamaica, New York 11434 (“Landlord”) and VARSITY BUS CO., INC., a corporation organized under the laws of the State of New York, with its principal place of business located at 626 Wortman Avenue, Brooklyn, New York (“Tenant”).

RECITALS:

WHEREAS, Landlord is the owner of the premises located at 626 Wortman Avenue, Brooklyn, New York and Cozine Avenue, Brooklyn, New York (collectively, the “Premises”); and

WHEREAS, Tenant desires to lease from Landlord a portion of the Premises as set forth in this Lease; and

W I T N E S S E T H:

NOW, THEREFORE, in consideration of the rents, covenants and agreements herein contained, Landlord hereby leases the Demised Premises (as hereinafter defined) to Tenant, and Tenant hereby rents and hires the Demised Premises from Landlord, upon the following terms and conditions:

ARTICLE 1 - TENANT’S PORTION OF THE DEMISED PREMISES

Section 1.01.          Demised Premises.  Landlord hereby demises unto Tenant the exclusive right to occupy the portion of the Premises set forth in the Exhibit “A” annexed hereto subject to Landlord’s right of ingress and egress upon the portion of the Premises set forth in the Exhibit “A,” along with the use of the fuel pumps, lifts and office space described below (collectively, the “Demised Premises”). In addition to the designated parking areas and office space, Tenant shall be entitled to non-exclusive use, jointly and severally with the other tenants, of the maintenance facilities on the Premises for the maintenance of its vehicles, as set forth in Exhibit “B”.

Section 1.02.          Fuel Pumps.  Tenant shall be entitled to non-exclusive use of the fuel pumps set forth in Exhibit “C” annexed hereto for the fueling of its vehicles provided Tenant remains fully responsible for its fuel costs and any attendant taxes resulting from Tenant’s use.

Section 1.03.          Lifts.  Tenant shall be entitled to non-exclusive use of the hydraulic lifts set forth in Exhibit “D” annexed hereto.

Section 1.04.          Office Space.  Tenant shall be entitled to exclusive use of the office space set forth in Exhibit “E” annexed hereto.

Section 1.05.          Easement.  At the request of Landlord, Tenant shall grant Landlord an easement for ingress and egress that may be located within the Tenant’s Demised Premises.

ARTICLE 2 - CONDITION OF THE PREMISES

Section 2.01.          Condition.  Tenant accepts possession of the Demised Premises in AS-IS condition, without representation or warranty of any kind from Landlord as to the condition of the Demised Premises or its fitness for the particular use for which Tenant shall utilize the Demised Premises.

ARTICLE 3 – TERM

Section 3.01.          Initial Term.  The term of this Lease (the “Initial Term”) shall commence as of September 1, 2003 (the “Commencement Date”). The Initial Term shall expire on August 31st, 2010, if not sooner terminated (the “Expiration Date”).

ARTICLE 4 - RENT AND TAXES

Section 4.01.          Minimum Annual Rent.

(a)           Tenant shall pay Landlord or Landlord’s designee annual minimum rent (“Basic Rent”) in equal monthly payments to be received by Landlord or Landlord’s designee on the first (1st) day of each month in advance, as set forth below:

Lease Year	Annual Rent

9/1/2003 to 8/31/2004	$200,000.00
9/1/2004 to 8/31/2005	$200,000.00
9/1/2005 to 1/31/2006	$231,800.00
2/1/2006 to 8/31/2006	$311,800.00

Thereafter, on the anniversary of the Commencement Date and for each subsequent year during the Initial Term, Basic Rent shall increase by the Consumer Price Index (the “CPI”) for the New York-Northeastern New Jersey area, which is currently published by the United States Department of Labor, Bureau of Labor Statistics issued in May of that year (the “CPI Annual Increase”). All CPI Annual Increases during the term of the Lease shall be cumulative and compounded as of the anniversary of the Commencement Date based on the Basic Rent plus CPI Annual Increase for the prior Lease year. If the commencement date occurs on a day other than the first day of a calendar month, or if the expiration date occurs on a day other than the last day of a calendar month, then the Basic Rent for such fractional month shall be prorated on a daily basis.

(b)           In addition to the Basic Rent provided for above, all other payments to be made by Tenant to Landlord shall be deemed to be and shall become additional rent (“Additional Rent”) hereunder whether or not the same be designated as such, and unless otherwise provided, shall be due and payable twenty (20) days after demand therefor accompanied with an invoice and detailed information, if available. In the event Tenant does not agree with any detailed information provided, Tenant shall nonetheless make full payment as set forth in the demand presented and the parties shall resolve any alleged inconsistencies with the invoices presented. Landlord shall have the same remedies under this Lease for failure to pay Additional Rent as for the nonpayment of Basic Rent. Tenant’s obligation to pay Basic Rent or Additional Rent (collectively and individually referred to as “rent” or “Rent”) for any portion of the term of the Lease shall survive the expiration or termination of the term of this Lease.

(c)           In addition to the Basic Rent provided for above, Tenant shall pay to Landlord as Additional Rent, Tenant’s Proportionate Share (as defined below) of all sums, charges, fees, expenses incurred by Landlord, whether on a direct metered basis or prorated from a master meter charge, for all water, electric, gas, sewer or other utilities consumed in or servicing the Premises. Landlord will make arrangements for the above utilities to be provided to the Premises. Landlord shall use commercially reasonable efforts to insure utilities are provided to the Premises, uninterrupted during the Term.

(d)           In addition to the Basic Rent provided for above, Tenant shall pay Landlord as Additional Rent, Tenant’s Proportionate Share of any HVAC contracts, maintenance contracts, repairs, cleaning charges, common area maintenance charges, and any charges that Landlord may incur in connection with the Premises. Landlord will make arrangements for the above contracts to be provided for the Premises and shall use commercially reasonable efforts to ensure such services are provided to Tenant uninterrupted during the Term.

(e)           Landlord’s failure to prepare and deliver any statements or bills, or Landlord’s failure to make a demand under this Article 4 or under any other provision of this Lease, shall not in any way be deemed to be a waiver of or cause Landlord to forfeit or surrender its rights to collect any items of Additional Rent which may have become due pursuant to this Lease. This provision shall survive the expiration or termination of this Lease.

(f)            Tenant’s proportionate share of such Additional Rent and other charges described in this Article 4 of the Lease shall be sixty (60%) percent (“Tenant’s Proportionate Share”) of the amount of such Additional Rent and all other charges and costs paid by the Landlord in connection with the Premises. In the event the Demised Premises is reduced or increased during the Term, Tenant’s proportionate share shall be pro-rated according to the increase or decrease of square footage.

(g)           As Additional Rent, Tenant shall pay Landlord such other sums of money as become due and payable by Tenant hereunder including but not limited to those items specified in Articles 1, 4, 10, 11 and 12 of this Lease, all of which sums shall be payable to Landlord or Landlord’s designee as expressly provided for in this Lease.

(h)           All services provided by Landlord under this Lease and any common area maintenance shall be performed in a non-discriminatory manner for Tenant as compared to other tenants of the Premises, and Tenant shall have no liability hereunder to the extent such services and/or maintenance are not provided to Tenant.

ARTICLE 5 - PERMITTED USE

Section 5.01.          Permitted Use.  The Demised Premises shall be used and occupied during the Initial Term and any Renewal Term of this Lease solely for office space and Tenant’s storage, service and maintenance of school buses used in connection with Tenant’s business and for no other purpose. Tenant shall not use or occupy, nor permit or suffer, the Demised Premises or any part thereof to be used or occupied for any unlawful purpose, nor for any purpose or in any way in violation of any present or future governmental laws, ordinances, requirements, orders, directions, rules or regulations or the existing certificate of occupancy.

ARTICLE 6 – ACCESS

Section 6.01           Access.  Tenant shall have access to the Demised Premises twenty four (24) hours per day, seven (7) days per week.

ARTICLE 7 - QUIET ENJOYMENT

Section 7.01           Quiet Enjoyment.  Landlord covenants and agrees with Tenant that upon Tenant paying the Basic Rent and Additional Rent and observing and performing all the terms, covenants, and conditions, on Tenant’s part to be observed and performed, Tenant may peaceably and quietly enjoy the Demised Premises, subject, nevertheless, to the terms and conditions of this Lease.

ARTICLE 8 – SIGNAGE

Section 8.01           Signage.  Tenant shall not be entitled to erect a sign on or upon the Demised Premises without Landlord’s prior written consent, which shall not be unreasonably withheld.

ARTICLE 9 - ASSIGNMENT AND SUBLETTING

Section 9.01.          Restrictions on Assignment.  Tenant shall not assign this Lease or sublease all or any part of the Demised Premises, nor permit other persons to occupy or conduct business in the Demised Premises or any part thereof nor grant any license, concession management contract or franchise for all or any part of the Demised Premises without the prior written consent of Landlord, which Landlord may withhold in its sole and absolute discretion.

Section 9.02.          Transfers of Interests in Tenant.  Any transfer, by operation of law or otherwise, of Tenant’s interest in this Lease (in whole or in part) or of a fifty (50%) percent or greater interest in Tenant or of fifty (50%) percent or more of the assets of Tenant (whether stock, partnership interest or otherwise) shall be deemed an assignment of this Lease within the meaning of this Article. If there has been a previous transfer of less than a fifty (50%) percent interest in Tenant or Tenant’s assets, then any simultaneous or subsequent transfer of an interest in Tenant or Tenant’s assets which, when added to the total percentage interest previously transferred, totals a transfer of greater than a fifty (50%) percent interest in Tenant or Tenant’s assets shall be deemed an assignment of Tenant’s interest in this Lease within the meaning of this Article. In the event by operation of law or otherwise Tenant (i) sells or transfers all or substantially all of its assets (whether stock, partnership interest or otherwise); (ii) sells or transfers a majority interest in the Tenant, in a single transaction or in a series of transactions, or (iii) effectuates a change in the current controlling interest of the Tenant, Landlord has the right to terminate this Lease with thirty (30) days’ prior written notice to the Tenant and said termination shall be effective as of the date set forth in Landlord’s notice. In the event Landlord elects to terminate this Lease pursuant to Section 9.02, Tenant shall have the right, prior to the expiration of the thirty (30) day period set forth above, to negotiate with Landlord and enter into a new lease for the Demised Premises with terms that shall include, among other things, that the Tenant (i) shall pay the Fair Market Rental rate (as said term is defined in Article 26) for other similarly situated premises; (ii) Tenant shall pay its proportionate share of any real estate taxes for the Premises; and (iii) Tenant shall grant Landlord an easement for ingress and egress that may be located within the Tenant’s Demised Premises. Landlord shall have no liability to Tenant in the event that a Lease cannot be completed between the Landlord and Tenant or Tenant’s successor in interest for any reason.

Section 9.03.          Inter-Family Transactions.  Tenant may assign this Lease or transfer its stock or assets to an entity that is wholly owned by the current shareholders of the Tenant or the Immediate Family of the current shareholders of the Tenant. For the purposes of this Section, The term “Immediate Family” shall mean the spouse, siblings, or lineal or adopted descendants of the current shareholders of the Tenant or a trust for the benefit of the current shareholders of the Tenant, their spouses, siblings or lineal or adopted descendants (including a trust that includes as beneficiaries the spouses of such lineal descendants). Tenant shall deliver notice of any assignment pursuant to this Section 9.03 within thirty (30) days of the assignment, along with a copy of the assignment document.

ARTICLE 10 – REPAIRS

Section 10.01.        Repairs.

(a)           Tenant shall pay Tenant’s Proportionate Share of all structural and non-structural repairs and maintenance in and to the Premises, which Landlord determines are reasonably necessary or desirable in order to keep the Premises in good order and repair. Tenant shall take good care of the Premises and Demised Premises and the fixtures and appurtenances therein. All damage or injury to the Premises and Demised Premises and to such fixtures and appurtenances, or to the Building, or to its fixtures, appurtenances and equipment, caused by Tenant’s moving property in and out of the Building, the Premises or the Demised Premises, or by installation or removal of fixtures, furniture or other property, or from any other cause, shall be repaired, restored or replaced promptly by Tenant, at its sole cost and expense. All repairs, restorations and replacements shall be in quality and class equal to the original work or installations. If Tenant fails to make such repairs, restorations or replacements, the same may be made by Landlord, at Tenant’s expense, and the amounts spent by Landlord (together with interest thereon at the per annum rate of ten (10%) percent, or if such rate be illegal then at the highest permissible rate, from the date of Landlord’s expenditure through the date of Tenant’s payment in full) shall be collectible as additional rent, to be paid by Tenant within fifteen (15) days after rendition of a bill and invoices from any contractor utilized by Landlord (if any). Notwithstanding anything to the contrary contained in Section 10.01(a), Tenant shall not be responsible for any structural repairs (i) necessitated by damage or condition that existed prior to the date of this Lease, or (ii) requested solely by any other tenant of the Premises, unless said damage has been caused or increased by the Tenant.

(b)           There shall be no allowance to Tenant for a diminution of rental value, and no liability on Landlord’s part, by reason of inconvenience, annoyance or injury to Tenant’s business arising from the making of repairs, alteration, additions or improvements in or to the Demised Premises or the Premises, or to the fixtures, appurtenances or equipment thereof, by Landlord, Tenant or others. Landlord will use commercially reasonable efforts to not interrupt Tenant’s use and enjoyment of the Demised Premises when making such repairs, alterations, additions or improvements, but the obligation to use commercially reasonable efforts shall not require Landlord to employ overtime labor or pay any premium or surcharge for labor or materials.

(c)           Business machines and mechanical equipment belonging to Tenant which cause vibration, noise, cold or heat that may be transmitted to the Building’s structure, or to any leased space therein, to such a degree as to be objectionable to Landlord or to any other tenant or occupant at the Premises, shall be placed and maintained by Tenant, at its sole expense, in settings of cork, rubber or spring-type vibration eliminators or other means sufficient to absorb and prevent such vibration, noise, cold or heat.

ARTICLE 11 - ELECTRICITY

Section 11.01.        Electricity.

(a)           Tenant agrees to pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of the cost of the electric service to be furnished by Landlord and consumed by the Tenant in connection with Tenant’s use of the Demised Premises and any other portion of the Premises. The reference herein relating to rates, bills or charges of electricity and to escalation thereof shall be deemed to include and refer to any and all components of the bill rendered or to be rendered in the future by the utility company furnishing such electricity (the “Utility Company”), including, but not limited to time of day charges, fuel adjustments, demand or other charges, and taxes.

(b)           Landlord will bill Tenant for said charges, on a monthly or quarterly basis, at Landlord’s option, and Tenant shall pay the same within twenty (20) days after its receipt of the bill therefor. Upon Tenant’s failure to pay any such bill for the foregoing charges, Landlord shall be entitled to collect such charges as in the case of a failure to pay rent. The provisions of this Article shall survive the expiration or earlier termination of this Lease.

(c)           Landlord, at Landlord’s cost and expense, hereby reserves to itself the right, from time to time, to cause a reputable electric engineering company (the “Engineer”) to make a survey of Tenant’s electric energy usage requirements to determine whether Tenant has exceeded its pro-rata share of electricity for the Premises. In the event Tenant exceeds its pro-rata share of electricity, the additional rent provided for in this Section shall be appropriately increased commencing with the first day of the month immediately following the completion of such survey and the submission of a copy thereof to Tenant and the increases shall be effective as of the date Tenant exceeds its pro-rata share of electricity use (as determined by the surveyor) with such retroactive payment payable in a lump sum within thirty (30) days of Landlord’s furnishing Tenant with a bill therefor.

(d)           Landlord reserves the right to discontinue furnishing such electric energy to Tenant at any time, upon giving not less than sixty (60) days prior written notice to Tenant to such effect, and from and after such effective date of termination, Landlord shall no longer be obligated to furnish Tenant with electric energy. If Landlord exercises such right of termination, this Lease shall remain unaffected thereby, and continue in full force and effect, and thereafter Tenant shall arrange to obtain electric service direct from the public utility company servicing the Premises, utilizing the then existing electric feeders, risers and wiring serving the Demised Premises to the extent that the same are available, suitable and safe for such purpose. Landlord, at Tenant’s expense, shall do all work necessary to provide such direct service, including installations of meters, additional wiring and panel board, as may be necessary therefor, so as to enable Tenant to receive its electric current directly from the Utility Company without any expense to Landlord. Landlord shall make a commercially reasonable effort to prevent any interruption in electrical service in the event Landlord elects to discontinue furnishing electrical service. In the event Landlord discontinues electric service pursuant to this Section 11.01(d) and Tenant obtains electrical service which benefits any non-exclusive portions of the Demised Premises, Tenant shall have the right to charge Landlord or any other tenants of the Premises their pro-rata share of such electrical use.

ARTICLE 12 - PUBLIC LIABILITY AND INSURANCE

Section 12.01.        Indemnity of Landlord. Tenant shall defend (with counsel reasonably satisfactory to Landlord) and indemnify and hold harmless Landlord and Landlord’s directors, officers, employees, members and agents against any claim, expense, loss, or liability paid, suffered or incurred as the result of (a) any breach, violation or non-performance by Tenant, its agents, directors, officers, employees, contractors (and its and their employees), visitors and/or licensees, guests or customers of any covenant, condition or agreement of this Lease on Tenant’s part to be fulfilled, kept, observed and performed, (b) any and all claims against Landlord of whatever nature arising from any act, omission or negligence of Tenant, its agents, directors, officers, employees, contractors (and its and their employees), visitors and/or licensees, guests or customers, (c) all claims against Landlord arising from any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring during the term of this Lease in or about the Demised Premises, excluding, however, such claims resulting from any work or thing done in or about the Demised Premises by Landlord or Landlord’s employees, agents or contractors, and (d) all claims against Landlord arising from any accident, injury or damage occurring outside of the Demised Premises but anywhere within or about the Building, where such accident, injury or damage results or is claimed to have resulted from an act or omission of Tenant or Tenant’s agents, directors, officers, employees, contractors (and its and their employees), visitors and/or licensees, guests or customers. Tenant’s obligations under the indemnity described in this Section 12.01 shall not include any claims resulting from the negligence of Landlord or Landlord’s employees, agent or invitees. Tenant shall not be entitled to assert any claims for damages to personal property, fixtures, installations or improvements, or to assert a claim that Tenant has been constructively evicted from all or any portion of the Demised Premises, because of a condition resulting from Landlord’s fault or from the action or omission of any other tenant of leased space in the Building, unless Tenant shall have first informed Landlord, and such other persons as are entitled to notice pursuant to the provisions of Section 18 hereof, in writing, of the objectionable condition or conditions, and Landlord, or such other persons referred to in Section 18 hereof, shall have failed within a reasonable time after receipt of such notice to remedy the condition or conditions complained of. The Tenant’s obligations to Landlord pursuant to this Article shall survive the termination of this Lease.

Section 12.02.        Liability Insurance.

(a)           Commencing on the Commencement Date, Tenant shall, at its expense, during the Initial Term, as well as any Renewal Term of this Lease, maintain comprehensive general public liability insurance in amounts reasonably required by the Landlord and naming Landlord and its designees as additional insured parties as their interest may appear;

(b)           Tenant shall maintain at its own cost and expense:  Comprehensive General Liability Insurance covering the Demised Premises on an occurrence basis with a deductible not exceeding Five Thousand ($5,000.00) Dollars, with minimum limits of liability in an amount equal to One Million ($1,000,000.00) Dollars for bodily injury, personal injury or death to any one person and One Million ($1,000,000.00) Dollars for bodily injury, personal injury or death to more than one (1) person, or a single limit of One Million ($1,000,000.00) Dollars for bodily injury, personal injury or death per occurrence, and with a separate limit of One Million ($1,000,000.00) Dollars for Products/Completed Operations per occurrence, such policy shall name Landlord, the holder of any mortgage and/or over, ground or master lease on all or any portion of Landlord’s interest in the Premises, as additional named insureds to the extent of Tenant’s acts or omissions or the acts or omissions of Tenants’ contractors, agents, its and their employees and its guests, customers or invitees and shall provide that the same may not be cancelled or terminated without at least thirty (30) days’ written notice to Landlord and the additional named insureds by the insurance company issuing such policy, and that no act or omission to act of Tenant shall invalidate such insurance as to Landlord and the other additional named insureds;

(c)           Worker’s Compensation and Employer’s Liability Insurance in accordance with the laws of the State of New York;

(d)           Umbrella liability insurance with maximum limits of liability in an amount equal to Seven Million ($7,000,000.00) Dollars per occurrence with a Seven Million ($7,000,000.00) Dollar minimum aggregate;

(e)           Tenant shall (i) at its sole cost and expense, and (ii) to the extent that Tenant is able after commercially reasonable efforts, keep the Demised Premises, and all replacements, alterations and additions of or to the foregoing, insured for the benefit of Tenant, Landlord and Landlord’s Mortgagee (if any), as their respective interests may appear, against all risk of loss or damage, including loss or damage by fire and other perils included in a so-called “extended coverage endorsement” or “multi-peril endorsement”, for the full replacement cost thereof; and

(f)            Tenant shall deliver to Landlord and to any other party designated by Landlord duly executed certificates of insurance or endorsements and duplicate original insurance policies reflecting Tenant’s maintenance of the insurance required under this Lease. Such policies shall not be subject to cancellation or modification on less than thirty (30) days’ notice to Landlord.

ARTICLE 13 - LANDLORD’S ENTRY ON PREMISES

Section 13.01.        Entry.  Landlord and their respective representatives may enter the Demised Premises at any time during business hours upon prior notice to the Tenant, to inspect the Demised Premises, to enforce the provisions of this Lease, to make repairs required of them hereunder and to rectify defaults of Tenant pursuant to the rights granted to Landlord hereunder. Nothing herein contained shall be deemed or construed to impose upon Landlord any obligation or responsibility whatsoever for the care, maintenance or repair of the Demised Premises, except as otherwise specifically provided in this Lease.

ARTICLE 14 – ALTERATIONS

Section 14.01.        Alterations.  Tenant shall make no alterations in or to the Demised Premises without Landlord’s prior written consent. All alterations shall be accomplished at Tenant’s sole cost and expense. All permanent installations installed in the Demised Premises at any time, either by Tenant or by Landlord on behalf of Tenant, shall, upon installation, become the property of Landlord and shall remain upon and be surrendered with the Demised Premises unless Landlord, by written notice to Tenant no later than twenty (20) days prior to the Expiration Date, elects to have them removed by Tenant, in which event the same shall be removed by Tenant at Tenant’s expense prior to the Expiration Date.

ARTICLE 15 – COMPLIANCE WITH LAWS

Section 15.01.        Compliance with Laws.  Tenant, at Tenant’s own expense, shall comply with all requirements of law, rules, ordinances or regulations, present or future, of any federal, state, municipal or other public authority having jurisdiction over the Demised Premises, and with all requirements of the New York Fire Insurance Exchange, or similar body, and of any liability insurance company insuring Landlord against liability for accidents in or connected with the Premises and Demised Premises, and shall not at any time use or occupy the Demised Premises in violation of the Certificate of Occupancy for the Building, or be in conflict with fire insurance policies covering the Premises, or the fixtures and property therein. Tenant shall comply with all reasonable rules, regulations and orders of Landlord designed to promote the safety, good order and character of the Premises, and with respect to the placing of safes, machinery or other heavy material, and with the recommendations of any insurance carrier. Any increase in the fire insurance premium applicable to the Premises resulting from Tenant’s failure to comply with the foregoing or from the manner in which Tenant uses and occupies the Demised Premises, or any other expense caused to Landlord by reason of Tenant’s failure to comply with the foregoing, shall be paid by Tenant to Landlord, as additional rent on the first day of the month immediately following the effective date of such increase or the incurring of such expense, as the case may be. Tenant shall be responsible for the cost of any repairs, replacements, upgrades (structural or non-structural in nature) or any other alterations to both the Premises and the Demised Premises necessitated by Tenant’s specific manner of use of the Demised Premises and Tenant’s obligations under this Section. Notwithstanding the foregoing, if repairs, replacements and upgrades (structural or non-structural in nature) or any other alterations to the Premises are required in order for the Premises to be in compliance with applicable laws (as described above) and are not necessitated by the Tenant’s or any other tenant’s specific manner of use, the cost of said repairs, replacements, upgrades or alterations shall be shared on a pro-rata basis between the Landlord and Tenant.

ARTICLE 16 – EFFECT OF CONVEYANCE BY LANDLORD

Section 16.01.        Conveyance by Landlord. If Landlord shall validly assign or transfer this Lease and deliver to Tenant an agreement executed by the assignee or transferee whereupon such assignee or transferee agrees to assume performance of all the covenants to be performed by Landlord from and after the date of such delivery to Tenant, then Landlord shall be relieved and discharged from any and all liabilities thereafter accruing under this Lease and Tenant shall look solely to the assignee or transferee.

ARTICLE 17 - DEFAULTS AND REMEDIES

Section 17.01.        Defaults and Remedies.

(a)           Any of the following events shall be a default of Tenant: (a) Tenant’s default in the payment on the due date of the Basic Rent and/or additional rent and/or any other payment required of Tenant by this Lease, unless Tenant shall cure such default within five (5) days after the due date of such Basic Rent and/or additional rent and/or other payment required of Tenant hereunder; (b) Tenant’s default in the performance of any of the other covenants of Tenant or conditions of this Lease, unless Tenant shall cure such default within thirty (30) days after notice of such default given by Landlord (or if any such default is of such nature that it cannot be completely cured within such period, then unless Tenant shall commence such curing within thirty (30) days after notice of such default given by Landlord and shall thereafter proceed with reasonable due diligence and in good faith to cure such default and shall succeed in curing such default within a reasonable period of time; (c) the sale by or under execution or other legal process of Tenant’s leasehold interest hereunder and/or substantially all of Tenant’s other assets; (d) the initiation of legal proceedings  to effect, or resulting in, the seizure, sequestering or impounding of any of Tenant’s goods or chattels used in, or incident to, the operation of the Demised Premises by Tenant; (e) assignment by operation of law of Tenant’s leasehold interest hereunder; (f) any attempt by Tenant to assign the within Lease or sublet the Demised Premises without the express prior written consent of the Landlord; (g) the appointment of a receiver to take possession of all or substantially all of the assets of Tenant, or (h) a general assignment by Tenant for the benefit of the creditors; or (i) any action taken or suffered by Tenant, voluntarily or involuntarily, under any insolvency or bankruptcy or reorganization act or law.

(b)           Upon any default of Tenant as set forth in Section 17.01 of this Lease, Landlord, at Landlord’s sole option, may elect and enforce any one of the remedies hereinafter provided in this Article 17; provided, however, that Landlord may, at Landlord’s sole option, elect and enforce multiple remedies from among those remedies hereinafter provided to the extent such remedies are not inconsistent and are not legally mutually exclusive and to the extent Landlord, in Landlord’s reasonable judgment, deem the enforcement of such multiple remedies necessary or appropriate to indemnify and make Landlord whole from any loss or damage as a result of the default or defaults of Tenant; and provided further that Landlord, at Landlord’s sole discretion, may successively elect and enforce any number of the remedies hereinafter provided to the extent that Landlord, in Landlord’s reasonable judgment, deems necessary or appropriate to indemnify and make Landlord whole from any loss or damage as a result of the default or defaults of Tenant:

(i)            Landlord shall have the right to terminate this Lease forthwith, and upon notice of such termination given by Landlord to Tenant in accordance with the notice provisions of this Lease, Tenant’s right to possession, use and enjoyment of the Demised Premises shall cease, and Tenant shall immediately quit and surrender the Demised Premises to Landlord, but Tenant shall remain liable to Landlord as hereinafter provided. Upon such termination of this Lease, Landlord may at any time thereafter re-enter and resume possession of the Demised Premises by any lawful means and remove Tenant and/or other occupants and their goods and chattels. In any case where Landlord has recovered possession of the Demised Premises by reason of Tenant’s default, Landlord may, at Landlord’s option, occupy the Demised Premises or cause the Demised Premises to be redecorated, altered, divided, consolidated with other adjoining Demised Premises, or otherwise changed or prepared for reletting, and may (but has no obligation to) relet the Demised Premises or any part thereof as agent of Tenant or otherwise, for a term or terms to expire prior to, at the same time as, or subsequent to, the original expiration date of this Lease, at Landlord’s sole option, and Landlord shall receive the rent therefore. Rent so received shall be applied first to the payment of such expenses as Landlord may have incurred in connection with the recovery of possession, redecorating, altering, dividing, consolidating with other adjoining Demised Premises, or otherwise changing or preparing for reletting, and the reletting, including brokerage and reasonable attorney’s fees, and then to the payment of the damages in amounts equal to the rent (Basic and additional) and other payments required of Tenant hereunder and to the costs and expenses of performance of the other covenants of Tenant as herein provided. Tenant agrees, in any such case, whether or not Landlord has relet, to pay to Landlord damage equal to the Basic and additional rent and other sums herein agreed to be paid by Tenant, less the net proceeds of the reletting, if any, as ascertained from time to time, and the same shall be payable by Tenant on the several rent days above specified. Tenant shall not be entitled to any surplus accruing as a result of any such reletting. In reletting the Demised Premises as aforesaid, Landlord may grant rent concessions, and Tenant shall not be credited therewith. No such reletting shall constitute a surrender and acceptance or be deemed evidenced thereof.

(ii)           Whether or not Landlord shall have collected damages as provided in subsection (a) above, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, in lieu of any further damages thereunder (other than Landlord’s expenses as described above), as and for liquidated and agreed final damages, and not as penalty, a sum equal to the amount by which the sum of the Basic Rent and additional rent (excluding utilities) reserved in this Lease for the period which otherwise would have constituted the unexpired portion of the Term, including any Renewal Term exercised by Tenant prior to the termination of this Lease or re-entry by Landlord (conclusively presuming the additional rent to be the same as was payable for the year immediately preceding such termination or re-entry) exceeds the then fair and reasonable rental value of the Demised Premises for the same period, both discounted to the then present value of such sum at the rate equal to the rate of U.S. Treasury obligations having a maturity closest to such unexpired portion of the Term, and less the aggregate amount of damages (other than Landlord’s expenses) theretofore collected by Landlord pursuant to the provisions of subdivision (a) above, for the same period; it being agreed and understood by Tenant that if before presentation of proof of such liquidated damages to any court, commission or tribunal, the Demised Premises, or any part thereof, shall have been relet in a bona fide arm’s length transaction by Landlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of rent reserved upon such reletting shall be conclusively deemed, prima facie, to be fair and reasonable rental value for the part of the whole of the Demised Premises so relet during the term of the reletting.

(iii)          Landlord may accelerate and recover all of the Basic Rent and additional rent due and payable after Tenant abandons the Demised Premises or is evicted or dispossessed.

(iv)          Landlord shall have the right to enforce Tenant’s specific performance of each and every covenant, condition and other provision of this Lease.

(v)           Tenant hereby waives all right of redemption to which Tenant or any person under Tenant might be entitled by any law now or hereafter in force.

(vi)          Landlord’s remedies hereunder are in addition to any remedy allowed by law or in equity.

(vii)         The remedies set forth above shall be non-exclusive and the Landlord’s election to enforce any remedy shall not be deemed a waiver of any other remedy Landlord may be entitled to hereunder or as allowed by law or in equity.

ARTICLE 18 - NOTICES

Section 18.01.        Notices.

(a)           All notices from either party to the other under this Lease shall be sent by registered or certified mail, return receipt requested, or shall be hand delivered with signed receipt or by nationally recognized overnight courier. Whenever in this Lease reference is made to a notice to be given, such notice shall be deemed to be given when posted or hand delivered to the proper notice address of the party to be notified or one day after delivery to a nationally recognized overnight courier, as the case may be.

(b)           Notices to Landlord shall be addressed to it at the address above indicated with a copy to be simultaneously delivered to Landlord’s counsel, Ruskin Moscou Faltischek P.C., 1425 Reckson Plaza, East Tower, 15th Floor, Uniondale, New York 11556-1425, Attn: David P. Leno, Esq. Notices to Tenant shall be addressed to it at the Demised Premises or at the address of Tenant first set forth above with a copy to be simultaneously delivered to Tenant’s counsel, Kenneth Faltischek, Esq., 26 Harbor Park Drive, Port Washington, New York 11050. Either party may, from time to time, designate a different address for receiving notices, by giving the other party notice of the change of address in the manner above specified.

ARTICLE 19 – SUBORDINATION

Section 19.01.        Subordination.  This Lease is, and at all times shall continue to be, subject and subordinate to (i) all mortgages and/or over, ground or master leases which may now or hereafter affect all or any portion of the Land, Premises and other improvements now or hereafter erected on the Land and any and all further advances on all such mortgages, and (ii) any renewals, spreaders, increases, modifications, consolidations, replacements and extensions of such mortgages or leases. This clause shall be self-operative, and no further instrument of subordination shall be required, except Tenant, if requested by any such mortgagee or Landlord or proposed mortgagee or Landlord, agrees to confirm this subordination by promptly executing (in recordable form) any certificate or other document that Landlord may reasonably request in confirmation of such subordination. Landlord shall use commercially reasonable efforts to obtain a non-disturbance agreement from any lender to which Tenant may provide a subordination agreement.

ARTICLE 20 – MISCELLANEOUS PROVISIONS

Section 20.01.        Entire Agreement.  This Lease contains the final agreement between the parties hereto. Landlord shall not have any obligation not expressly set forth herein; and neither party shall be bound by any promises or representations prior to the date hereof which are not expressly set forth herein.

Section 20.02.        Obligations Surviving Termination.  Any termination hereof by reason of a default of the Tenant shall not affect any obligation or liability of Tenant under this Lease which accrued prior to the effective date of termination, and all such obligations and liabilities of Tenant shall survive such termination.

Section 20.03.        Partial Invalidity.  If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and every other term, covenant or condition of this Lease shall be valid and enforced to the fullest extent permitted by law.

Section 20.04.        Brokers.  Each party warrants and represents to the other that the former party dealt with no broker in connection with this transaction and had no conversations or dealings with any broker in connection with this transaction and each party hereby indemnifies the other against any claims of any broker or party by reason of said broker or party having had any conversations or dealings with the indemnifying party in connection with this transaction and does hereby indemnify the other against the same and agrees to reimburse the other for any damages the other might sustain by reason of such claims including the other’s cost of defending any action, including reasonable legal fees, in connection therewith.

Section 20.05.        Surrender of the Demised Premises.  At the expiration of the tenancy hereby created, or upon any re-entry by Landlord into the Demised Premises after a default by Tenant, Tenant shall surrender the Demised Premises in good condition and repair and shall deliver all keys for the Demised Premises to Landlord at the place then fixed for the payment of rent, and shall inform Landlord of all combinations on locks, safes and vaults, if any, in the Demised Premises. Tenant shall remove all of its personal property which Landlord requires to be removed before surrendering the Demised Premises as aforesaid, and shall repair any damage to the Demised Premises caused by such removal. Tenant’s obligations to observe or perform this covenant shall survive the expiration or other termination of the term of this Lease.

Section 20.06.        Successors.  The respective rights and obligations provided in this Lease shall bind and inure to the benefit of the parties hereto, their successors and assigns; provided, however, that no rights shall inure to the benefit of any successors of Tenant unless Landlord’s written consent for the transfer to such successor and/or assignee has first been obtained as provided in Article 9 hereof or as set forth in Article 9.03.

Section 20.07.        Governing Law.  This Lease shall be construed, governed and enforced in accordance with the laws of the State of New York, without regard to principles relating to conflicts of law.

Section 20.08.        Captions.  Marginal captions, titles or exhibits and riders and the table of contents in this Lease are for convenience and reference only, and are in no way to be construed as defining, limiting or modifying the scope or intent of the various provisions of this Lease.

Section 20.09.        Gender.  As used in this Lease, the word “person” shall mean and include, where appropriate, an individual, corporation, partnership or other entity; the plural shall be substituted for the singular, and the singular for the plural, where appropriate; and the words of any gender shall mean to include any other gender.

Section 20.10.        Counterparts.  This Lease may be executed in any number of counterparts, each of which when taken together shall be deemed to be one and the same instrument.

Section 20.11.        Telefax Signatures.  The parties acknowledge and agree that notwithstanding any law or presumption to the contrary a telefaxed signature of either party whether upon this Lease or any related document shall be deemed valid and binding and admissible by either party against the other as if same were an original ink signature.

Section 20.12.        Calculation of Time.  In computing any period of time prescribed or allowed by any provision of this Lease, the day of the act, event or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period runs until the end of the next day which is not a Saturday, Sunday, or legal holiday. Unless otherwise provided herein, all Notices and other periods expire as of 5:00 p.m. on the last day of the Notice or other period.

Section 20.13.        No Merger.  There shall be no merger of this Lease or of the leasehold estate hereby created with the fee estate in the Premises or any part thereof by reason of the fact that the same person, firm, corporation, or other legal entity may acquire or hold, directly or indirectly, this Lease of the leasehold estate and the fee estate in the Premises or any interest in such fee estate, without the prior written consent of Landlord’s mortgagee.

Section 20.14.        No Presumption Against Drafter.  Landlord and Tenant understand, agree, and acknowledge that:  (i) this Lease has been freely negotiated by both parties; and (ii) that, in the event of any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Lease, or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

Section 20.15.        WAIVER OF TRIAL BY JURY. LANDLORD AND TENANT WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS LEASE. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY TENANT AND TENANT ACKNOWLEDGES THAT NEITHER LANDLORD NOR ANY PERSON ACTING ON BEHALF OF LANDLORD HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. TENANT FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS LEASE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. TENANT FURTHER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER PROVISION AND AS EVIDENCE OF SAME HAS EXECUTED THIS LEASE.

Section 20.16.        Consent To Jurisdiction.  Tenant hereby consents to the exclusive jurisdiction of the state courts located in Kings and Queens County, New York and to the federal courts located in the in the Eastern District of New York.

ARTICLE 21 – ESTOPPEL CERTIFICATES

Section 21.01.        Tenant’s Estoppel Certificate.  Tenant shall, upon not less than fifteen (15) days’ prior written request from Landlord, execute and deliver to Landlord (i) a statement certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified) the Commencement Date, the Expiration Date and the dates to which the Basic Rent, additional rent and other charges have been paid, and whether or not, to the best knowledge of the Tenant that there are any then existing defaults on the part of either Landlord or Tenant in the performance of the covenants, conditions or other provisions of this Lease, and, if so, specifying the default of which the Tenant has knowledge; and (ii) any reasonable estoppel certificate or documents requested by Landlord’s mortgagee, proposed mortgagee or potential purchaser of the Premises.

ARTICLE 22 – CONDEMNATION

Section 22.01.        Total Condemnation.  If all, or substantially all, of the Premises shall be lawfully condemned or taken in any manner for any public or quasi-public use, this Lease shall cease and terminate as of the date of vesting of title in the condemnor.

Section 22.02.        Partial Condemnation. If a portion of the Premises shall be so condemned or taken, but if such taking shall substantially affect the Demised Premises or if such condemnation or taking shall be of a substantial part of the Demised Premises, and Tenant is prevented thereby from operating its business in the Demised Premises, Landlord and Tenant shall each have the right, by delivery of notice in writing to the other party, to terminate this lease and the term and estate hereby granted, as of the date of the vesting of title in the condemnor. If neither party shall so elect, this Lease shall be and remain unaffected by such condemnation or taking, except that, effective as of the date of actual taking, the Basic Rent and/or fixed rent payable by Tenant shall be diminished by an amount which shall bear the same ratio to the Basic Rent and/or fixed rent as the rentable square foot floor area of the portion of the Demised Premises taken bears to the rentable square foot floor area of the Demised Premises.

Section 22.03.        In the event of the termination of this Lease in accordance with the provisions of Section 22.01 or 22.02 hereof, the Basic Rent, fixed rent and the additional rent shall be apportioned and prorated accordingly. In the event of any taking, partial or otherwise, Tenant shall not be entitled to claim or receive any part of any award or compensation which may be awarded in any such condemnation proceeding, or as a result of such condemnation or taking, whether the same be for the value of the unexpired term of this Lease or otherwise, or to any damages against Landlord and/or the condemning authority.

ARTICLE 23 – ENVIRONMENTAL COMPLIANCE
DURING PERIOD OF TENANCY; REQUIREMENTS OF LAW.

Section 23.01.        Definitions.

(a)           The term “Hazardous Materials” includes, but shall not be limited to, (i) asbestos in any form, except to the extent such asbestos in its present condition may remain in place pursuant to and in compliance with all Environmental Laws; (ii) urea formaldehyde foam insulation; (iii) transformers or other equipment which contain dialectic fluid containing levels of polychlorinated byphenyls (PCBs) in excess of 50 parts per million; (iv) lead paint; (v) any substance deemed hazardous or toxic, or required to be investigated, disclosed, reported, treated, removed, disposed of or cleaned up by an applicable Environmental Law; (vi) any substance or mixture which is or shall be listed, defined, or otherwise determined by any agency or court to be hazardous, toxic, dangerous or otherwise regulated, affected, controlled or giving rise to liability under any Environmental Law; (vii) polychlorinated biphenyls (PCBs); (viii) radon gas; (ix) laboratory wastes; (x) experimental products, including genetically engineered microbes and other recombinant DNA products; (xi) petroleum, crude oil, natural gas, natural gas liquid, liquefied natural gas, other petroleum products, or synthetic gas useable as fuel; and (xii) “source,” “special nuclear” and “by-products” material, as defined in the Atomic Energy Act of 1954, 42 U.S.C. § 3011 et seq.

(b)           The term “Environmental Law” shall mean any federal, state or local environmental or health or safety law, regulation or rules, as the same may be amended from time to time, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Solid and Hazardous Waste Amendments of 1984, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Clean Air Act of 1966, as amended, 42 U.S.C. § 741 et seq.; the National Environmental Policy Act of 1975, 42 U.S.C. § 4321; the Rivers and Harbors Act of 1899, 33 U.S.C. § 401 et seq.; the Endangered Species Act of 1973, as amended, 16 U.S.C. § 1531 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. § 651 et seq.; the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. § 300(f) et seq.; the Hazardous Materials Transportation Act, 42 U.S.C. §§ 1471, 1472, 1655m 1801 et seq.; the Federal Insecticide, Fungicide & Rodenticide Act, 7 U.S.C. § 136 et seq.; the Atomic Energy Act, 42 U.S.C. § 3011 et seq., and any other rule, guidance or common law which relates to (i) the existence and/or remedy of contamination on property, (ii) the protection of persons, property, animals, or the environment from any exposure to or contamination by Hazardous Materials radiation or other emanations; (iii) the use generation, storage, removal, recovery, treatment, transport, disposal, and control of Hazardous Materials, including hazardous wastes and building materials; (iv) the prevention of, control of, or response to the exposure of tenants, employees or other persons to any Hazardous Material or radiation; or (v) the prevention of, control of, or response to the emission or discharge of Hazardous Materials in the workplace or environment.

Section 23.02.        Environmental Compliance During Period of Tenancy, Requirements of Law.

(a)           In the operation and occupancy of its business on the Demised Premises, Tenant shall promptly execute and comply with all statutes, ordinances, rules, orders, regulations and requirements (including those which require structural alterations) of and permits issued by the federal, state, county and local government and of any and all their departments and bureaus applicable to the Demised Premises, including, without limitation, those for the correction, prevention or abatement of nuisances or other grievances in, upon, or connected with the Demised Premises during the Term; and shall also promptly comply with and execute all rules, orders and regulations of the New York Board of Fire Underwriters for the prevention of fires at the Tenant’s own cost and expense. The Tenant’s obligations pursuant to this provision pertain solely to conditions that, in whole or in part, arise or develop during the term of its tenancy.

(b)           Tenant shall operate and occupy the Demised Premises in compliance with all Environmental Laws. Without limiting the foregoing, Tenant shall not cause or permit the Demised Premises to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in compliance with all applicable federal, state and local laws or regulations nor shall Tenant cause or permit, as a result of any intentional or unintentional act or omission on the part of Tenant or Tenant’s directors, officers, members, managers, employees, agents and contractors, a release of Hazardous Materials onto the Demised Premises or onto any other property. Tenant shall obtain and comply with any and all approvals, registrations or permits required under applicable Environmental Laws, including, without limitation, air quality and fuel storage permits.

(c)           In the event a Hazardous Material in the air, soil, surface water or groundwater, or in, on and/or under any structure on the Demised Premises is identified at the Demised Premises and which occurred, was created or aggravated during the Lease Term and was caused by the Tenant (a “Tenant Environmental Condition”), Tenant shall (i) conduct and complete all investigations, studies, samplings, and testing, and all remedial, removal, and other actions necessary to clean up, remove and/or abate all Tenant Environmental Conditions in accordance with all applicable federal, state and local laws, ordinances, rules, regulations, and policies, and (ii) in accordance with the orders and directives of all federal, state, and local governmental authorities.

(d)           In the event a Tenant Environmental Condition has been identified, at the expiration of this Lease or in the event this Lease is terminated, or Tenant is dispossessed, Tenant shall be responsible with respect to any and all such Tenant Environmental Conditions to (i) deliver the Demised Premises to Landlord in a condition that conforms with all applicable federal, state and local laws, ordinances, rules or regulations affecting the Demised Premises including, without limitation, Environmental Laws, and (ii) deliver to Landlord a Phase One Environmental Report and, if reasonably necessary, a Phase Two Environmental Report and tank testing reports showing no leaks, prepared by an environmental consultant reasonably satisfactory to Landlord, or if commercially reasonable, a no-action letter or closure letter, certifying to Landlord that the Tenant Environmental Condition or Conditions has been appropriately remediated or abated.

(e)           In the event a Tenant Environmental Condition has been identified, Tenant covenants and agrees to defend, indemnify and hold harmless Landlord, from and against, and pay or reimburse Landlord for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims, but excluding consequential, special and indirect damages and lost profits), including out-of-pocket expenses and reasonable attorneys,’ consultants’ and accountants’ fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder resulting from or arising out of Tenant Environmental Conditions at the Demised Premises, including the presence of Hazardous Materials, or the discharge or release of Hazardous Materials, and liabilities under Environmental

Laws that arise from actions, conditions, or the disposal or release of Hazardous Materials or the actions, operations, activities, or non-compliance of Tenant, Tenant’s agents, or Tenant’s invitees, with Environmental Laws at the Demised Premises. The foregoing indemnity shall survive the expiration or other termination of this Lease.

(f)            In the event of any environmental condition that is not a Tenant Environmental Condition or created or aggravated by the Tenant, Landlord covenants and agrees to defend, indemnify and hold harmless Tenant, from and against, and pay or reimburse Tenant for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims, but excluding consequential, special and indirect damages and lost profits), including out-of-pocket expenses and reasonable attorneys,’ consultants’ and accountants’ fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder  The foregoing indemnity shall survive the expiration or other termination of this Lease.

(g)           If Tenant receives any notice of (i) the happening of any event involving the presence, spill, release, leak, seepage, discharge or cleanup of any Hazardous Material on, to or from the Demised Premises, or (ii) any complaint, order, citation or notice with regard to air emissions, water discharge or any other environmental, health or safety matter affecting Tenant or the Demised Premises, then Tenant shall promptly notify Landlord in writing of said notice and shall contemporaneously send to the Landlord a copy of any notice sent to any governmental agency.

(h)           During the Term, Landlord or its designee, provided Landlord has a reasonable basis to believe that the Demised Premises has been affected by Hazardous Materials, may, at Landlord’s sole cost and expense, and upon prior notice to Tenant, conduct such investigations and tests as Landlord reasonably deems necessary to determine whether the Demised Premises and the operation thereof are in compliance with all Environmental Laws, provided that any such investigations and tests do not materially interfere with Tenant’s Permitted Use of the Demised Premises or the operation of its business thereon.

Section 23.03         Environmental Insurance.

(a)           Except as specifically provided in this Lease, neither the maintenance of any insurance policy required under this Lease nor the minimum insurance limits specified herein shall be deemed to limit or restrict in any way the Tenant’s liability for environmental matters under this Article 23.

(b)           With respect to third-party claims arising from or related to, directly or indirectly, in whole or in part: (i) the threatened or actual release of any Hazardous Materials in, on, under or from the Demised Premises; and (ii) any environmental liability or remedial action associated with the Demised Premises for any activities conducted on the Demised Premises; both parties shall be covered and such losses, costs, expenses, claims, demands, obligations and liabilities will be satisfied to the extent environmental insurance provides coverage. This provision shall survive the Lease Term.

ARTICLE 24 – RIGHT OF FIRST OFFER.

Section 24.01         Right of First Offer. Landlord shall notify Tenant (“Landlord’s Initial Notice”) of the availability of any vacant and available space at the Premises (the “Option Space”) that may become available during the Term. Landlord’s Initial Notice shall include Landlord’s good faith proposal of the Rent and additional charges and other material economic terms for said Option Space. Within fifteen (15) days of receipt of Landlord’s Initial Notice, Tenant shall have the right to notify Landlord (“Tenant’s Notice”) in the event Tenant desires to lease the Option Space, TIME BEING OF THE ESSENCE with respect to such fifteen (15) day period. Tenant’s failure to send Tenant’s Notice within the fifteen (15) day period shall be deemed to be an automatic expiration of Tenant’s right of first offer hereunder as to the Option Space identified in Landlord’s Initial Notice. If Tenant elects not to lease the Option Space, or fails to respond to Landlord within fifteen (15) days of receipt of Landlord’s Initial Notice, Landlord shall be free to lease the Option Space to any other party on any terms Landlord elects. If Landlord does not present a good faith proposal in Landlord’s Initial Notice, Landlord shall be deemed in default of this Lease.

Section 24.02         Lease Agreement. If Tenant elects to lease the Option Space from Landlord pursuant to the terms hereof, Tenant and Landlord shall promptly enter into a lease or lease amendment incorporating such terms with Landlord. Such terms shall include, among other things, that the (i) Tenant shall pay its proportionate share of any real estate taxes for the Premises; and (ii) Tenant shall grant Landlord an easement for ingress and egress that may be located within the Tenant’s Demised Premises.

Section 24.03         No Default. Landlord’s obligation to offer the Option Space to Tenant shall be strictly conditioned upon there being no event of default beyond any applicable cure period on the part of Tenant under this Lease which at the time of Tenant’s receipt of Landlord’s Initial Notice, is continuing beyond the applicable period for notice and cure, either at the time of Landlord’s receipt of Tenant’s Notice or as of the commencement of the term of the lease of the Option Space. Notwithstanding anything to the contrary contained in this Lease, if, on any of the dates set forth in this Section 24.01, Tenant is in default beyond any applicable cure period under the terms of this Lease which continues unremedied after notice and the expiration of any applicable cure period, then Landlord, in Landlord’s sole and absolute discretion, may elect, by written notice to Tenant, to void Tenant’s exercise of its right of first offer under this Section 24, in which case Tenant’s exercise shall be of no force or effect, and Tenant’s right of first offer hereunder as to the Option Space shall automatically expire.

ARTICLE 25 – EARLY TERMINATION RIGHT.

Section 25.01         Early Termination Right. Provided (i) this Lease has not been terminated previously pursuant to the provisions of this Lease or pursuant to law; and (ii) Tenant is not then in default beyond the applicable period (x) under any of the terms, covenants or conditions of this Lease on Tenant’s part to be observed or performed (other than the covenant to pay Fixed Rent) beyond the applicable notice and cure periods set forth in this Lease or (y) of the covenant to pay Fixed Rent, Tenant shall have the right to terminate this Lease and the Term as of the last day of any calendar month (which day is referred to as the “Earlier Termination Date”) by notice to

Landlord exercising such right at least six (6) months prior to the Earlier Termination Date. Tenant shall continue to pay the Fixed Rent and any Additional Rent payable by Tenant under the provisions of this Lease up to and including the Earlier Termination Date. Time is of the essence with respect to the giving of such notice and any notice given after the date as defined above purporting to exercise such option shall be void and of no force or effect. Such notice of termination shall be given in accordance with the provisions of Article 18. In the event Tenant shall give any such notice of termination pursuant to the provisions of this Section and shall otherwise comply with the conditions of the exercise of Tenant’s right to terminate this Lease, this Lease and the Term shall come to an end and expire on the Tenant’s Earlier Termination Date with the same force and effect as though said date were the Expiration Date, unless sooner terminated pursuant to any other term, covenant or condition of this Lease or pursuant to law.

ARTICLE 26 - RENEWAL OPTION/RENT UPON RENEWAL

Section 26.01         Renewal Option. Provided that, as of the date of the exercise of the foregoing option to renew and as of the commencement of the Renewal Term (as hereinafter defined) (i) this Lease is in full force and effect, and (ii) Tenant shall not then be in default beyond the applicable period pursuant to the terms of the Lease, Tenant shall have the right to renew this Lease for four (4) additional renewal terms (each, the “Renewal Term”) of five (5) years each, commencing on the first day after the Expiration Date or any previous Renewal Term Expiration Date and ending at midnight on the date which is five (5) years thereafter (the “Renewal Term Expiration Date”) (or until such term shall sooner cease and expire as hereinafter provided), by giving to Landlord written notice of its election to so exercise said option to renew no later than six (6) months prior to the Expiration Date (or in the event Tenant has already elected to renew this Lease, six (6) months prior to the expiration of the Renewal Term Expiration Date) (TIME BEING OF THE ESSENCE with respect to Tenant’s notice to renew), and further provided, that such Renewal Term shall be substantially upon the same terms, provisions, covenants, and conditions as are contained in this Lease, except as for the duration of the term hereof, the absence of any further right to renew the Term of this Lease, and the rental rate and such provisions in this Lease which by its terms are only applicable to the initial Term of the Lease. Notwithstanding the foregoing, any Renewal Term to be granted by the Landlord shall be subject to Tenant paying its pro-rata share of any real property taxes (however denominated) attributable to the Premises.

Section 26.02         Renewal Rent. The rent during the Renewal Term shall be a sum equal to ninety (90%) percent of the Fair Market Rental for the Demised Premises subject to annual cumulative and compounded increases based upon CPI as set forth in Section 4.01 herein. Within thirty (30) days of the date upon which Tenant shall exercise its renewal option, Landlord shall give notice (“Valuation Notice”) to Tenant setting forth an amount which Landlord determines to be the Fair Market Rental for the Renewal Term. If Tenant shall dispute Landlord’s determination of Fair Market Rental, Tenant shall give notice to Landlord of such dispute within fifteen (15) days of Tenant’s receipt of the Valuation Notice. Notwithstanding the above, with respect to the Renewal Term, in the event the parties fail to reach an agreement as to the Fair Market Rental of the Demised Premises to be paid by the Tenant during the Renewal Term within sixty (60) days after the Tenant delivers written notice to the Landlord of Tenant’s objection to the Valuation Notice, such amount shall be determined by appraisers appointed and who shall qualify and act as provided in subsections (i) - (iv) hereof. Prior to the determination of the arbitrators, Tenant shall pay as the Basic Rent and Additional Rent Tenant is obligated to pay under this Lease, the amount set forth in the Valuation Notice and in the event the arbitrators determine that the Basic Rent and Additional Rent payable pursuant to this Section is greater than that set forth in the Valuation Notice, then Tenant shall pay promptly to Landlord the amount of its underpayment of Basic Rent and Additional Rent for the period commencing on the first day of the Renewal Term, or if the arbitrators determine that the Basic Rent and Additional Rent payable pursuant to this Section is less than that set forth in the Valuation Notice, then Tenant shall be entitled to a credit in the amount of its overpayment for the period commencing on the first day of the Renewal Term with interest on such overpayment at the prime rate as such rate is published by the Wall Street Journal, which credit shall be applied to the next succeeding payment or payments of Basic Rent. In no event shall the Basic Rent payable during the first month of the Renewal Term be less than the Basic Rent payable in the last month of the term as increased by CPI compounded annually.

(i)            Landlord and Tenant each shall appoint an appraiser within ten (10) days after either of them shall have requested an appraisal. If either Landlord or Tenant shall have failed to do so within a period of five (5) days after the date of the notice from the other party requesting same, then upon the request of either Landlord or Tenant, as the case may be, such other appraiser shall be appointed by a Justice of the Supreme Court of the State of New York,  Kings County, or any successor court;

(ii)           The two (2) appraisers appointed as above provided shall select a third appraiser and if they fail to do so within ten (10) days after their appointment, such third appraiser shall be appointed as above provided for the appointment of an appraiser where either party has failed to do so;

(iii)        Each appraiser shall be a person with at least ten (10) years experience in appraising real estate, or in acting as a real estate broker in the County of Kings, and who is a member in good standing of the American Institute of Real Estate Appraisers or its successors or of a like body if such institute is not in existence and has no successor and whose appraisals are generally acceptable to institutional lenders;

(iv)        The three (3) appraisers selected as aforesaid shall convene and commence hearings within ten (10) days after the appointment of the third appraiser and shall proceed to conclude such hearings within a reasonable time thereafter. The decision of such appraisers shall be in writing and made within ten (10) days after the final hearing unless extended by agreement between Landlord and Tenant and the vote of the majority of them shall be the decision of all and binding upon Landlord and Tenant. Duplicate original counterparts of the decision shall be sent to both Landlord and Tenant. Landlord and Tenant each shall pay for the expenses and fees of their respective attorneys and of the appraiser appointed by or on behalf of each of them. All other expenses of the appraisal shall be borne by Landlord and Tenant equally.

Section 26.03         Factors for Determination. In determining the fair market annual rental value of the Demised Premises pursuant to this Article, the appraisers shall take into consideration as appropriate all of the following:  (i) the Landlord and Tenant are well informed and well advised and each is acting in what it considers its own best interest; (ii) a reasonable time under then existing market conditions is allowed for exposure of the Demised Premises on the open market; (iii) the Demised Premises are fit for immediate occupancy and use “as is” and require no additional work by Landlord; (iv) market rents then being charged for comparable space in other similar properties in the same area; (v) expense stops and operating expenses and taxes. The appraisers shall consider all testimony and documentary evidence which may be presented at the hearing. Landlord and Tenant shall have the right to be represented by counsel and to cross-examine the witnesses. In no event shall said determination include any amount for leasehold improvements or free rent in excess of that which are then being allowed to existing tenants in spaces of similar condition.

Section 26.04         Term. Wherever the word “Term” or “term” is used in this Lease, it shall be deemed to include the Renewal Term if the sense of such use shall be appropriate.

Section 26.05         Exercise of Option. The exercise by the Tenant of the renewal option granted by this Article shall be deemed irrevocable and not subject to withdrawal.

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IN WITNESS WHEREOF, the parties hereto have executed this Lease under their respective hands and seals as of the day and year first above written.

LANDLORD:

G.T.J. CO., INC.

By:	/s/ Jerome Cooper
	Name:	Jerome Cooper
	Title:	President

TENANT:

VARSITY BUS CO., INC.

By:	/s/ Andrew Brettschneider
	Name:	Andrew Brettschneider
	Title:	President